EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-264822 and 333-270790) on Form S-8 and No. 333-272378 on Form S-3 of our report dated March 6, 2024, with respect to the consolidated financial statements of PepGen Inc. and subsidiaries.

/s/ KPMG LLP

Phoenix, Arizona
March 6, 2024